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                                                                Exhibit 13(a)(2)

                       STATE STREET BANK AND TRUST COMPANY


                      TRANSFER AGENT and REGISTRAR SERVICES
                                  FEE AGREEMENT
                                     for all
                         SCUDDER, STEVENS & CLARK, INC.
                                CLOSED-END FUNDS


ONGOING TRANSFER AGENT FEES
---------------------------

         $6.75 per shareholder account, per fund, per annum. Includes the issuance and registration of the first 5,000 credit certificates per fund in a calendar year. Excess credits beyond 5,000 per fund to be billed at $1.25 each within a calendar year.

For each dividend reinvestment per participant                $.75
For each optional cash infusion                               $.75


ACCOUNT MAINTENANCE SERVICES
----------------------------

-    Establishing new accounts

-    Preparation and mailing of W-9 solicitation to new accounts without T.I.N.s

-    Address changes

-    Processing T.I.N. changes

-    Processing routine and non-routine transfers of ownership

-    Issuance of credit certificates (see limits)

-    Posting debit and credit transactions

-    Providing a daily transfer journal of ownership changes

-    Responding to written shareholder communications

-    Responding to shareholder telephone inquiries; toll-free number

-    Placing and releasing stop transfers

-    Replacing lost certificates

-    Registration of credit certificates (see limits)

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Fee Agreement
Page 2

DIVIDEND DISBURSEMENT SERVICES
------------------------------

-    Generate and mail dividend checks with one enclosure

-    Replace lost dividend checks

-    Processing of backup withholding and remittance

-    Processing of non-resident alien withholding and remittance.

-    Preparation and filing of Federal Tax Forms 1099 and 1042

-    Preparation and filing of State Tax information as directed

DIVIDEND REINVESTMENT SERVICES PROVIDED
---------------------------------------

-    Processing optional cash investments and acknowledging same

-    The reinvestment of dividend proceeds for participants

-    Participant withdrawal or sell requests

-    Preparation, mailing of monthly reinvestment statements

ANNUAL MEETINGS SERVICES
------------------------

    Coordination of mailing of proxies, proxy statement, annual report and
- business reply envelope (all out-of-pocket expenses, including printing of proxy cards, postage, and envelope costs will be billed as incurred)

- Providing one set of labels of banks, brokers and nominees for broker search

-    Providing an Annual Meeting Record Date list

-    Tabulation of returned proxies

-    Daily reporting of tabulation results

-    Interface support during solicitation effort

- Providing one inspector of Election at Annual Meeting (out-of-pocket travel expenses billed as cost as incurred)

-    Providing an Annual Meeting Final Voted list

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Fee Agreement
Page 3

ADDRESSING AND MAILING SERVICES
-------------------------------

-    Preparation for the mailing of three (3) quarterly reports

- Addressing and mailing dividend reinvestment brochures to new shareholders on a monthly basis, or as agreed

INFORMATIONAL SERVICES PROVIDED
-------------------------------

-    One complete statistical report per calendar year

     -    Shareholders by state
     -    Shareholders by classification  code
     -    Shareholders by share grouping

TERMS OF FEE AGREEMENT
----------------------

-    Length of Fee Agreement is two years from execution

-    Minimum $1,000. per month, per fund

- Escalation Clause - The per account annual fee in upon renewal shall be equal to the current fee increased by the lesser of (I) 6% or, (ii) the percentage increase in the U.S. Department of Labor nation index of "Cost of Services Less Rent" for the period at renewal. Fees will be increased at this rate every two years thereafter.

MISCELLANEOUS
-------------

- All mail list accounts will be maintained at a flat rate of $3,00 per account, per annum.

- All out-of-pocket expenses such as postage, stationery, etc. will be billed as incurred.

-    Escheatment services.

ADDITIONAL SERVICES
-------------------

- Services over and over this Fee Schedule will be invoiced in accordance with our current Schedule of Services or priced by appraisal.

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                       STATE STREET BANK AND TRUST COMPANY


                       STOCK TRANSFER AGENT FEE AGREEMENT

                                       FOR

                         SCUDDER, STEVENS & CLARK, INC.
                                CLOSED-END FUNDS



FEE AGREEMENT EFFECTIVE DATES:                       FROM;  4/1/96 - 4/1/97
------------------------------

LENGTH OF FEE AGREEMENT:                             One Year
------------------------

REQUIRED SIGNATURES:
--------------------



-------------------------------------------          -------------------------
State Street Bank and Trust Company                  Date
Name:  Charles V. Rossi
Title:    Vice President


-------------------------------------------          -------------------------
Scudder, Stevens & Clark, Inc.                       Date
Name:
Title:

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                                    PORTUGAL

    Associacao para a Prestacao de Servicos as Bolsa de Valores (Interbolsa)
    ------------------------------------------------------------------------

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Head Office:                        Rua Pinheiro Manso, 471
                                    4100 Porto
                                    Portugal

Ownership:                          Lisbon Stock Exchange Association 50%
                                    Oporto Stock Exchange Association 50%

Supervisory Body:                   Comissao de Mercado de Valores Mobilarios (CMVM)

Eligible Securities:                Book entry securities and fungible certificates

Participants:                       There are 56 participants, the majority of which are brokers, dealers, and banks.

Operating                           History: Interbolsa began activities in 1991
                                    but was not legally constituted until April
                                    1993. This association was established to run the central securities depository
                                    (Central de Valores Mobiliarios), run the nationwide clearing and settlement system, and run the nationwide trading system
                                    (TRADIS).

Value of Securities
     Under Custody:                 PTE 12,790,560,000,000 (approximately USD 82,467 million)

Financials:                         Total Assets: PTE 6,300,000,000 (USD 41 million) as of 12/31/96

Auditors:                           Deloitte & Touche

Insurance:                          PTE 1 billion policy covers risks related to the use of computers and network communications, staff infidelity, forgery and/or physical loss, and fraud.

General Comments:                   Securities are immobilized, and all government debt issued after
                                    1991 is dematerialized. Interbolsa has automated communication with the Lisbon Stock Exchange and market participants.

                                    Physical shares may be held outside
                                    Interbolsa, but it is required to register securities in certificate form if they are: to be traded in the Stock Exchange, result from the exercise of rights in issues already registered, or if they are to be converted into book entry shares. Functions performed are transfer, trade matching, clearance and settlement, registration, safekeeping/book entry, and income collection/distribution.


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                                    PORTUGAL

                                     Page 2

I.   The Subcustodian
     ----------------
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     G.   Financial Strength and
          Reputation:

          Insurance Provisions:              The subcustodian has confirmed that BESCL's
                                             Bankers Blanket Bond insures: forgery, loss on
                                             premises, employee dishonesty, robbery, electronic
                                             communications, and Eurocheque coverage. The
                                             amount of coverage is PTE 500 million per incident
                                             with a PTE 13 million deductible.

          U. S. Branches:                    There is one branch office in New York.

          Asset Ranking
          (as of year end, 1996):            BESCL is ranked 5th in Portugal and 240th in the
                                             world in terms of total assets.
          S&P Long-Term
          Rating
          (as of June 13, 1997):             A-

          S&P Short-Term
          Rating
          (as of June 13, 1997):             A-1



II. The Subcustodian Agreement
    --------------------------

          A.       Agreement:                Master subcustodian agreement dated April 26,
                                             1989 and amended February 23, 1994, copies of
                                             which are enclosed.


III. Country Information
     -------------------

          A.       Regulation of the
                   Subcustodian:             BESCL is regulated under the laws of Portugal by
                                             Banco de Portugal.


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                                    PORTUGAL

                                     Page 3

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III.      Country Information (continued)
          ------------------------------

          B.       Deposit Insurance:                 Financial institutions are excluded from the
                                                      guarantee fund.
          C.       Foreign Law
                   Considerations:

                   Access to books                    The bank may provide either access to books and
                   and records:                       records or information reflecting the contents thereof.


                   Recovery of assets                 There are no restrictions on the recovery of assets in
                   upon bankruptcy:                   the event of bankruptcy.

                   Recovery of assets                 There are no restrictions on the recovery of lost
                   upon loss:                         assets.


                   Likelihood of                      Expropriation or any similar event is considered
                   expropriation:                     unlikely.

                   Convertibility                     There is no difficulty in the conversion of assets.
                   of assets:
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